Exibit 99.1

Magic Lantern Communications sold for cash

NEW YORK, NY, March 20 /PRNewswire-FirstCall/ - CHELL GROUP CORPORATION (NASDAQ:CHEL - news) a technology holding company in business to acquire and grow undervalued technology companies, announced today the sale of one of its wholly owned subsidiaries, Magic Lantern Communications Ltd., in a buyout led by this subsidiaries' management.

Cameron Chell, Chell Group Chairman and CEO noted, "Magic Lantern is a good business but no longer fits with our strategic direction. For Chell, this sale provides us with $1.8 Million Cdn. in cash and enables us to pursue the acquisition of undervalued technology companies and adding value."

Don Pagnutti, Chell Group CFO said, "The cash generated from the sale of Magic Lantern will be used in the development of our current operating companies and for further potential acquisitions"

About Chell Group Corporation:

Chell Group Corporation (NASDAQ Small Cap: CHEL - news) is a technology holding company in business to acquire and grow undervalued technology companies. Chell Group's portfolio includes Logicorp www.logicorp.ca, NTN Interactive Network Inc. www.ntnc.com, GalaVu Entertainment Network Inc. www.galavu.com, Engyro Inc. (investment subsidiary) www.engyro.com and cDemo Inc. (investment subsidiary) www.cdemo.com. For more information on the Chell Group, please visit www.chell.com.

Forward-looking statements and comments in this press release are made pursuant to safe harbor provisions of the Securities Exchange Act of 1934. Certain statements that describe The Chell Group Corporation's intentions, expectations or predictions, are forward-looking and are subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, among other things: the acceptance of Internet based application service providers in the consumer market; the impact of rapid technological and market change; general industry and market conditions and growth rates.